EXHIBIT 11a

                           ARGUSS HOLDINGS, INC.
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                                      Nine Months Ended
                                              Sept. 30, 1997    Sept. 30, 1996

     NET INCOME (LOSS)                            $2,002,000        $(126,000)

     PRIMARY EARNINGS PER SHARE

     WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING                                   7,395,000        1,700,000

     STOCK OPTIONS                                   276,000                -



                                                   7,671,000        1,700,000

     NET INCOME (LOSS)PER SHARE                         $.26           $(.07)

                                                     Three Months Ended
                                              Sept. 30, 1997   Sept. 30, 1996

     NET INCOME                                     $610,000         $136,000

     PRIMARY EARNINGS PER SHARE

     WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING                                   7,644,000        1,700,000

     STOCK OPTIONS                                   373,000                -

                                                   8,017,000        1,700,000

     NET INCOME PER SHARE                               $.08             $.08